SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                                 Pets.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   71676K 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)

              [ ]    Rule 13d-(c)

              [X]    Rule 13d-1(d)


                         (Continued on following pages)


                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 16

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 2 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners III, L.P. ("HWVP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,631,337 shares, except that HWEP III, the general partner of HWVP
              SHARES                          III may be deemed to have sole voting power, and John R. Hummer
           BENEFICIALLY                       ("Hummer "), Ann L. Winblad ("Winblad ") and Mark Gorenberg
      OWNED BY EACH REPORTING                 ("Gorenberg"), the members of HWEP III, may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,631,337 shares, except that HWEP III, the general partner of HWVP
                                              III may be deemed to have sole dispositive power, and Hummer, Winblad and Gorenberg, the members of HWEP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,631,337
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.44%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 3 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund III, L.P. ("HWTF III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        138,491 shares, except that HWEP III, the general partner of HWTF III,
              SHARES                          may be deemed to have sole voting power, Hummer, Winblad and
           BENEFICIALLY                       Gorenberg, the members of HWEP III, may be deemed to have shared power
      OWNED BY EACH REPORTING                 to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              138,491 shares, except that HWEP III, the general partner of HWTF III, may be deemed to have sole dispositive power, and Hummer, Winblad and
                                              Gorenberg, the members of HWEP III, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                   138,491
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.39%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 4 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners III, L.L.C. ("HWEP III")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       2,769,828 shares, 2,631,337 of which are directly owned by HWVP III
      OWNED BY EACH REPORTING                 and 138,491 of which are directly owned by HWTF III.  HWEP III, the
              PERSON                          general partner of HWVP III and HWTF III, may be deemed to have sole
               WITH                           voting power, and Hummer, Winblad and Gorenberg, the members of HWEP
                                              III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,769,828 shares, 2,631,337 of which are directly owned by HWVP III and 138,491 of which are directly owned by HWTF III.  HWEP III, the general partner of HWVP III and HWTF III, may be deemed to have sole voting power, and Hummer, Winblad and Gorenberg, the members of HWEP
                                              III, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,769,828
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.83%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 5 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Venture Partners IV, L.P. ("HWVP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,830,995 shares, except that HWEP IV, the general partner of HWVP IV
              SHARES                          may be deemed to have sole voting power, and Hummer, Winblad,
           BENEFICIALLY                       Gorenberg and Hank Barry ("Barry"), the members of HWEP IV, may be
      OWNED BY EACH REPORTING                 deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,830,995 shares, except that HWEP IV, the general partner of HWVP IV may be deemed to have sole dispositive power, and Hummer, Winblad,
                                              Gorenberg and Barry, the members of HWEP IV, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,830,995
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.18%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 6 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Technology Fund IV, L.P. ("HWTF IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        76,291 shares, except that HWEP IV, the general partner of HWTF IV,
              SHARES                          may be deemed to have sole voting power, and Hummer, Winblad,
           BENEFICIALLY                       Gorenberg and Barry, the members of HWEP IV, may be deemed to have
      OWNED BY EACH REPORTING                 shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              76,291 shares, except that HWEP IV, the general partner of HWTF IV, may be deemed to have sole voting power, and Hummer, Winblad,
                                              Gorenberg and Barry, the members of HWEP IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       76,291
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.22%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 7 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hummer Winblad Equity Partners IV, L.L.C. ("HWEP IV")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       1,907,286 shares, 1,830,995 of which are directly owned by HWVP IV and
      OWNED BY EACH REPORTING                 76,291 of which are owned directly by HWTF IV. HWEP IV, the general
              PERSON                          partner of HWVP IV and HWTF IV, may be deemed to have sole voting
               WITH                           power, and Hummer, Winblad, Gorenberg and Barry, the members of HWEP
                                              IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,907,286 shares, 1,830,995 of which are directly owned by HWVP IV and
                                              76,291 of which are directly owned by HWTF IV.  HWEP IV, the general partner of HWVP IV and HWTF IV, may be deemed to have sole voting power, and Hummer, Winblad, Gorenberg and Barry, the members of HWEP
                                              IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,907,286
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.39%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 8 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Hummer ("Hummer")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Hummer, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Hummer, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,667,114
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.22%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 9 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ann L. Winblad ("Winblad")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Winblad, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Winblad, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,667,114
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.22%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 10 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark Gorenberg ("Gorenberg")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Gorenberg, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              4,677,114, 2,631,337 of which are directly owned by HWVP III, 138,491 of which are directly owned by HWTF III, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by
                                              HWTF IV.  Gorenberg, a member of HWEP III and HWEP IV, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,677,114
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    13.22%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 11 of 17 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Hank Barry ("Barry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                    (a)              (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES            5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,907,286, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by HWTF IV.  Barry, a member of HWEP IV, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,907,286, 1,830,995 of which are directly owned by HWVP IV and 76,291 of which are directly owned by HWTF IV.  Barry, a member of HWEP IV, may be deemed to have shared power to vote these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,907,286
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.39%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 12 of 17 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 1(A).        NAME OF ISSUER

                  Pets.com, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  435 Brannan Street
                  Suite 100
                  San Francisco, California 94107

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Hummer Winblad Venture Partners III, L.P., a Delaware limited partnership ("HWVP III"), Hummer Winblad Technology Fund III, L.P., a Delaware limited partnership
                  ("HWTF III"), Hummer Winblad Equity Partners III, L.P., a Delaware limited liability company ("HWEP
                  III"), Hummer Winblad Venture Partners IV, L.P., a Delaware limited partnership ("HWVP III"),
                  Hummer Winblad Technology Fund IV, L.P., a Delaware limited partnership ("HWTF III"), Hummer
                  Winblad Equity PartnersIV, L.P., a Delaware limited liability company ("HWEP III"), John R. Hummer
                  ("Hummer"), Ann L. Winblad ("Winblad"), Mark Gorenberg ("Gorenberg") and Hank Barry ("Barry"). The
                  foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  HWEP III is the general partner of HWVP III and HWTF III, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III and HWTF III. HWEP IV is the general partner of HWVP IV and HWTF IV, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP IV and HWTF IV. Hummer, Winblad and Gorenberg are
                  members of HWEP III and HWEP IV and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP III, HWTF III, HWVP IV and HWTF IV. Barry is a member of HWEP
                  IV and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by HWVP IV and HWTF IV.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Hummer Winblad Venture Partners
                  2 South Park, 2nd Floor
                  San Francisco, California  94107

ITEM 2(C)         CITIZENSHIP

                  HWVP III, HWTF III, HWVP IV and HWTF IV are Delaware limited partnerships. HWEP III and HWEP IV are
                  Delaware limited liability companies. Hummer, Winblad, Gorenberg and Barry are United States
                  citizens.


ITEM 2(D) AND (E).                  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 71676K 10 9

ITEM 3.           Not Applicable

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 71676K 10 9                                             13 G                  Page 13 of 17 Pages
----------------------------------------------------------                     --------------------------------------

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December31, 2000:

                           (a) Amount beneficially owned:

                               See Row 9 of cover page for each Reporting Person.

                           (b) Percent of Class:

                               See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)   Sole power to vote or to direct the vote:

                                          See Row 5 of cover page for each Reporting Person.

                                    (ii)  Shared power to vote or to direct the vote:

                                          See Row 6 of cover page for each Reporting Person.

                                    (iii) Sole power to dispose or to direct the disposition of:

                                          See Row 7 of cover page for each Reporting Person.

                                    (iv)  Shared power to dispose or to direct the disposition of:

                                          See Row 8 of cover page for each Reporting Person.
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CUSIP NO. 71676K 10 9                                             13 G                  Page 14 of 17 Pages
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


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           Under certain circumstances set forth in the limited partnership agreements of HWVP
                  III, HWTF III, HWVP IV, HWTF IV and the limited liability company agreements of HWEP III and
                  HWEP IV, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATION.

                  Not applicable

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CUSIP NO. 71676K 10 9                                             13 G                  Page 15 of 17 Pages
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

                                                    SIGNATURES


                  After  reasonable  inquiry  and to the  best of my  knowledge  and  belief,  I  certify  that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001

                                                          /s/ John R. Hummer
                                                          --------------------------------------------------------
                                                          John R. Hummer, individually, and on behalf of HWVP III,
                                                          in his capacity as a managing member of HWEP III, the
                                                          general partner of HWVP III, on behalf of HWTF III, in
                                                          his capacity as a managing member of HWEP III, the
                                                          general partner of HWTF III, on behalf of HWEP III in
                                                          his capacity as a managing member thereof, on behalf of
                                                          HWVP IV, in his capacity as a managing member of HWEP
                                                          IV, the general partner of HWVP IV, on behalf of HWTF
                                                          IV, in his capacity as a managing member of HWEP IV, the
                                                          general partner of HWTF III and on behalf of HWEP IV in
                                                          his capacity as a managing member thereof.


                                                          /s/ Ann L. Winblad
                                                          --------------------------------------------------------
                                                          Ann L. Winblad

                                                          /s/ Mark Gorenberg
                                                          --------------------------------------------------------
                                                          Mark Gorenberg


                                                          /s/ Hank Barry
                                                          --------------------------------------------------------
                                                          Hank Barry

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


                                                  EXHIBIT INDEX



                                                                                                 Found on
                                                                                               Sequentially
Exhibit                                                                                        Numbered Page
-------                                                                                        -------------

Exhibit A:  Agreement of Joint Filing                                                               16
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CUSIP NO. 71676K 10 9                                             13 G                  Page 17 of 17 Pages
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



                                                     EXHIBIT A



                                             Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule13G (or any amendment thereto) relating to the Common Stock of Pets.com, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule13G.

Date:  February 9, 2001

                                                          /s/ John R. Hummer
                                                          --------------------------------------------------------
                                                          John R. Hummer, individually, and on behalf of HWVP III,
                                                          in his capacity as a managing member of HWEP III, the
                                                          general partner of HWVP III, on behalf of HWTF III, in
                                                          his capacity as a managing member of HWEP III, the
                                                          general partner of HWTF III, on behalf of HWEP III in
                                                          his capacity as a managing member thereof, on behalf of
                                                          HWVP IV, in his capacity as a managing member of HWEP
                                                          IV, the general partner of HWVP IV, on behalf of HWTF
                                                          IV, in his capacity as a managing member of HWEP IV, the
                                                          general partner of HWTF III and on behalf of HWEP IV in
                                                          his capacity as a managing member thereof.




                                                          /s/ Ann L. Winblad
                                                          --------------------------------------------------------
                                                          Ann L. Winblad




                                                          /s/ Mark Gorenberg
                                                          --------------------------------------------------------
                                                          Mark Gorenberg




                                                          /s/ Hank Barry
                                                          --------------------------------------------------------
                                                          Hank Barry
